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                                                                    EXHIBIT 10.7


                              THE W. R. GRACE & CO.
                             SUPPLEMENTAL EXECUTIVE
                                 RETIREMENT PLAN

















                                                                    October 1993

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CONTENTS

2        Introduction

2        Participation

3        How the Plan Works

3        Credited Service
3        Federal Limits on Pension Benefits

4        Final Average Compensation
4        Examples of Final Average Compensation

5        Primary Social Security Benefit
5        How Benefits Are Calculated

6        Retirement

6        Normal Retirement
6        Early Retirement

6        How Benefits Are Paid
6        Normal Method if Single

6        Normal Method if Married
6        Other Payment Methods

7        Pre-Retirement Survivor Coverage

7        Vesting

7        Other Information


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INTRODUCTION

This brochure describes certain features of the W. R. Grace & Co. Supplemental Executive Retirement Plan (the supplemental plan) which was adopted by the Grace Board of Directors as of October 4, 1984 for the purposes of:

     o formalizing the Company's commitment to provide full retirement benefits to eligible executives whose benefits, as calculated under the W. R. Grace & Co. Retirement Plan for Salaried Employees (the salaried plan), exceed the maximum limit payable under federal tax law;

     o recognizing deferred compensation in benefit calculations;

     o recognizing as credited service, under certain circumstances, periods of employment with Grace during which executives are or have been ineligible to participate in the salaried plan.

Unlike the salaried plan, the supplemental plan is not a "qualified" plan under federal tax law. All benefits under the supplemental plan are paid by the Company from its general assets. The Board of Directors is responsible for the supplemental plan's maintenance and operation and has appointed the Compensation, Employee Benefits and Stock Incentive Committee to administer the plan. The following pages summarize the main features of the supplemental plan. Because the supplemental plan is tied to the salaried plan, please refer to the summary of the salaried plan for more information on your retirement benefits. Please contact the Human Resources Division at the Boca Raton Headquarters Office if you have any questions or require assistance.

PARTICIPATION

As an executive of Grace or a company controlled by Grace (an affiliate), you are eligible for the supplemental plan if, on or after October 4, 1984, your annual base salary is at least $75,000 and you are earning credited service under the salaried plan at the same time.

In addition, under certain circumstances, you may be considered eligible for the supplemental plan even if you are not earning credited service under the salaried plan, upon the recommendation of Grace's senior management and the approval of Grace's Board of Directors.


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HOW THE PLAN WORKS

The same pension formula is used to calculate benefits under the supplemental and salaried plans. Benefits under either plan will be based on your credited service, final average compensation, and estimated primary social security benefit.

Although the same pension formula is used, calculations under the supplemental plan include deferred compensation and, as credited service, certain periods of employment that may not be included by the salaried plan. Moreover, calculations under the supplemental plan are not subject to federal limits on benefit payments that apply to the salaried plan. Your benefit under the supplemental plan will equal the difference between the total benefit calculated and the benefit actually payable to you under the salaried plan.

CREDITED SERVICE

Subject to the exclusions that follow, credited service under the supplemental plan includes:

     o each month during which you participate in the salaried plan and have at least one hour of service;

     o any period during which you qualify as disabled under the salaried plan;


     o all other employment with a division of Grace or an affiliate that does not participate in the salaried plan.

Credited service, however, will not include any period during which:

     o you were satisfying the salaried plan's participation eligibility requirements (or would have been satisfying these requirement if the Grace company for which you were working had been covered by the salaried plan); o you were eligible to contribute to the salaried plan (or any prior contributory retirement plan) and elected not to do so;

     o you waive participation in the salaried plan;

     o you are away from work on an approved leave of absence for any reason other than disability;

     o you are not an employee of Grace or an affiliate (except for employment before acquisition by Grace which has been approved as credited service under the salaried plan).

If your employment with Grace and all of its affiliates terminates and you are rehired by Grace or an affiliate at a later date, your prior employment may count as credited service under the supplemental plan. Contact the Human Resources Division for details.

FEDERAL LIMITS ON PENSION BENEFITS

Beginning in 1994 the maximum annual compensation used to calculate benefits under qualified benefit plans is $150,000. This limit is subject to change based on a special cost-of-living adjustment formula, but is not likely to be adjusted for inflation until 1996.

In addition, benefit payments under tax qualified pension plans, such as the salaried plan, are subject to a maximum limit under federal tax law. For 1993, benefits payable at the "social security" retirement age (see below) from a qualified pension plan may not exceed $115,641 per year ($9,637 per month); this limit is scheduled to change each year based on a cost-of-living index formula which is different than the special formula used to index the $150,000 noted above. Moreover, this limit is reduced if payments start before social security retirement age. Social security normal retirement age is age 65 for those born




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before 1938, gradually increasing to 66 for those born between 1938 and 1954, and gradually increasing to 67 for those born after 1954.

FINAL AVERAGE COMPENSATION

Pension benefits under both the salaried and supplemental plans reflect your final average compensation, which is the monthly average of your compensation for the 60-consecutive months (five consecutive years) in which your plan compensation is the greatest during the last 180 moths (15 years) of your continuous employment with Grace or an affiliate.

Under the supplemental plan, your plan compensation includes base salary, commissions and incentive compensation awards (maximum of five) you receive (or are eligible to receive) from Grace or an affiliate, including compensation you elect to defer or have previously elected to defer under the Company's Deferred Compensation Program, before any deductions are made.

As under the salaried plan, the definition of plan compensation under the supplemental plan does not include special pay, income related to stock options or stock awards, long-term incentive awards, or Company contributions made in your behalf to any benefit plan.

If you elect to defer base salary or annual incentive compensation (or both), your final average compensation is determined as if you had received the deferred amount or amounts in the month in which they would have otherwise been paid. That is, if you should elect to defer your 1994 incentive compensation award until after retirement, and you otherwise would have received this award in March 1995, your final average compensation would be determined as if you had received the award in March 1995.

IMPORTANT: If your active employment with Grace and all its affiliates terminates and you are then rehired by Grace or an affiliate, any deferred base salary or annual incentive compensation will count when calculating final average compensation ONLY if credited service for the month in which you would have received that salary or incentive compensation is restored under the supplemental plan.

EXAMPLES OF FINAL AVERAGE COMPENSATION

If an executive retires on January 1, 1996 and the executive's compensation was greatest during the five-year period immediately before retirement, following are two examples of how final average compensation is determined.

                                            Total Retirement Plan
                          Annual                 Compensation
                        Incentive          ---------------------------
           Base        Compensation         Salaried    Supplemental
          Salary      ----------------        Plan          Plan
           Paid       Paid    Deferred     (Limited)    (Unlimited)
           ----       ----    --------     ---------    -----------
1991      $120,000   $   -0-   $20,000     $120,000       $140,000
1992       130,000       -0-    20,000      130,000        150,000
1993       140,000    10,000    10,000      150,000        160,000
1994       150,000    20,000       -0-      150,000(1)     170,000
1995       160,000    20,000       -0-      150,000(1)     180,000
           -------    ------  --------     -----------     -------
Total     $700,000   $50,000   $50,000     $700,000       $800,000
(1) "Qualified" Plan compensation limited to $150,000 in 1994 and not expected to be indexed for cost of living until 1996.

Under the supplemental plan, the executive's final average annual compensation would equal $160,000 ($800,000 /5). Under the salaried plan, however, the executive's final average annual compensation would equal $140,000 ($700,000 /5), since compensation over $150,000 and the deferred incentive compensation would not be included. Remember, the benefit payable under the supplemental plan would equal the difference between the calculations under the supplemental plan's formula and the salaried plan's formula.

Keep in mind that the incentive compensation in this example represents when awards are paid or would otherwise


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have been paid if a deferral had not been elected. That is, the total incentive compensation shown for 1993 represents $20,000 awarded in 1993 for 1992 services, for which the executive elected to defer 50 percent in December of 1991.

The calculation works the same if the executive had deferred base salary and not incentive compensation. Again, total compensation, including deferred base salary, would be used to determine final average compensation under the supplemental plan as shown in the following example.

                                                 Total Retirement Plan
                                                      Compensation
                                   Annual       ------------------------
                Base Salary       Incentive     Salaried    Supplemental
             -----------------  Compensation      Plan         Plan
             Paid     Deferred      Paid        (Limited)   (Unlimited)
             ----     --------      ----        ---------   -----------

1991        $108,000   $12,000     $20,000      $128,000       $140,000
1992         118,000    12,000      20,000       138,000        150,000
1993         128,000    12,000      20,000       148,000        160,000
1994         138,000    12,000      20,000       150,000(1)     170,000
1995         148,000    12,000      20,000       150,000(1)     180,000
           ---------  --------      ------       -------        -------
Total       $640,000  $60,000     $100,000      $714,000       $800,000
                             -

(1) "Qualified" Plan compensation limited to $150,000 in 1994 and not expected to be indexed for a cost of living until 1996.


Under the supplemental plan, the executive's annual final average compensation would equal $160,000 ($800,000 /5). Under the salaried plan, however, the executive's annual final average compensation would equal $142,800 ($714,000 /5), since the deferred base salary ($60,000 for five years) and the paid compensation in excess of $150,000 in 1994 and 1995 would not be included.

Again, remember that the benefit payable under the supplemental plan would equal the difference between the calculations under the supplemental plan's formula and the salaried plan's formula.

PRIMARY SOCIAL SECURITY BENEFIT

An estimate of your primary social security benefit is used in calculating benefits under both the salaried and supplemental plan. The estimate of the monthly benefit social security will pay you at age 65 (or at your current age, if you're over age 65), is based on your career earnings (assuming no additional earnings from the time your employment with Grace terminates) and the terms of the Social Security Act in effect at the time of your employment terminates.

Any social security benefit payable to your spouse or other family member will not be considered in these calculations.

HOW BENEFITS ARE CALCULATED

Your normal annual retirement benefit under the supplemental plan will be calculated as follows:

         1.5 percent of your final average compensation times your years of credited service, minus 1.25 percent times your estimated primary social security benefit times your years of credited service, minus any applicable reductions (i.e., if you start receiving plan payments before age 62; if payments are made under a method other than a life annuity; if you elect a survivor option that results in a pre-retirement revocation penalty; and, if applicable, you elect a transfer or refund of your contributions from the salaried plan), minus the actual annual benefit payable to you under the salaried plan (including any reductions made to reflect the federal maximum annual benefit limit, the exclusion of deferred compensation, or the exclusion of compensation in excess of limits defined by federal tax laws).

If you were employed by Grace or an affiliate when employee contributions were required under the salaried plan and you were ineligible for the salaried plan, the




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portion of your supplemental plan benefit that is based on credited service for that period will be reduced to 30 percent.

In addition, supplemental plan benefits are reduced by benefits you either received or are eligible to receive from any other pension or profit sharing plan of Grace or an affiliate (excluding the Grace savings and investment plans), including legislated or negotiated plans which Grace or an affiliate has funded. If you are entitled to receive such pension (or profit sharing) benefits, the reduction to your supplemental plan benefit will reflect the credited service (or the years of participation in a profit sharing plan) that counts both under the other pension plan (or profit sharing plan) and the supplemental plan, the payment method that applies, and the date payments start under the supplemental plan.

RETIREMENT

Your election to retire under the salaried plan automatically applies to the supplemental plan.

NORMAL RETIREMENT

Generally, normal retirement occurs at the end of the month in which you reach age 65. But if you continue to work past age 65, normal retirement occurs at the end of the month in which your employment terminates.

EARLY RETIREMENT

If you wish to retire at a younger age, you may do so on the last day of any month on or after your 55th birthday. If you retire early, you may elect to start receiving payments immediately or delay them until a later date. However, if payments start before age 62, your benefit will be reduced to reflect the likelihood that you will receive benefits for a longer period of time. The reduction is based on your age when payments start.

HOW BENEFITS ARE PAID

The payment method you elect under the salaried plan will automatically apply to the supplemental plan.

NORMAL METHOD IF SINGLE

Your normal payment method is a LIFE ANNUITY if you're single when payments are scheduled to start. This method provides you with lifetime monthly payments, with no payments continuing to anyone following your death. The dollar amount of this type of payment is greatest because only one lifetime is covered - yours.

NORMAL METHOD IF MARRIED

If you are married when your payments are scheduled to start, your normal payment method is 50 percent joint and survivor annuity. This method provides you with reduced monthly payments for life. Following your death, your spouse (at the time your benefits commenced), if surviving you, will received one-half of your monthly payment for life. Payments are reduced under this method to cover two lifetimes - yours and your spouse's.

OTHER PAYMENT METHODS

The plan's other alternate payment methods available to you include:

     o Joint and survivor annuities of 100, 75, or 66-2/3 percent of your monthly payments, as you elect;

     o Life annuity on your life only (which is available as an option to married participants, with spousal consent);


     o Ten-year certain and life annuity (with death benefits, if any, payable to your spouse or designated beneficiary);

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     o Level income benefits.

Certain restrictions apply to the availability of the above options, based on your marital status and time of election, as described in the summary of the salaried plan.

PRE-RETIREMENT SURVIVOR COVERAGE

Under the supplemental plan, pre-retirement survivor coverage for your spouse is the same as the pre-retirement survivor coverage provided under the salaried plan. All elections that apply to pre-retirement survivor coverage under the salaried plan automatically apply to the supplemental plan.

VESTING

Vesting refers to your right to a pension benefit under the supplemental plan. You become vested under the supplemental plan when:

     o you reach age 55, if you are an employee of Grace or an affiliate at that time,

     o you have at least five years of "vesting service" with Grace or an affiliate, as determined under the salaried plan, or

     o you are otherwise vested under the salaried plan.

In the event you terminate employment for any reason other than disability as recognized under the salaried plan, and are not vested, you will not be eligible to receive any pension benefit from the supplemental plan. However, if you are subsequently hired, this benefit may be restored, subject to the break-in-service rules of the supplemental plan.


OTHER INFORMATION

The supplemental plan may be terminated by Grace at any time for any or all employees. Grace may also change any plan feature at any time.

In addition, Grace as administrator of the supplemental plan has the discretionary authority to determine eligibility for plan benefits and to otherwise interpret the terms of the supplemental plan. The decisions of Grace with regard to interpreting the terms of the plan are final.

This brochure describes the main features of the Grace Supplemental Executive Retirement Plan. This brochure is written in everyday terms and avoids technical language wherever possible. This is not an official document. The official plan documents for the Supplemental Executive Retirement Plan adopted by the Grace Board of Directors, not this brochure, will be used to resolve questions about the benefits from the Plan.


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